Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS STRONG THIRD QUARTER 2019 RESULTS - REITERATES AND NARROWS GUIDANCE RANGE
Same Store Sales of 4.5%, Two Year Same Store Sales of 10.2%
Diluted EPS $0.56; Non-GAAP Diluted EPS $0.47, up 48.7%
Merchants Preferred Integration Exceeding Expectations
__________________________________________________________
Plano, Texas, November 6, 2019 - Rent-A-Center, Inc. (the "Company" or "Rent-A-Center") (NASDAQ/NGS: RCII) today announced results for the quarter ended September 30, 2019.
“I’m pleased to report strong third quarter results, which met our expectations. Consolidated same store sales increased 4.5 percent and the continued execution of our strategic plan drove adjusted EBITDA growth of 14.8 percent versus the third quarter of last year. As a result we are reiterating and narrowing our annual guidance,” stated Mitch Fadel, Chief Executive Officer of Rent-A-Center.
Mr. Fadel continued, “The integration with Merchants Preferred is progressing ahead of our expectations and we continue to believe our differentiated platform of offering both staffed and virtual options for our retail partners positions us for significant growth, including growth in national accounts and e-commerce retailers. Our focus is to serve lease-to-own customers across multiple channels by enhancing the customer experience through enabling technologies. In addition, we maintain a conservative balance sheet with ample capital to fund our growth initiatives and return capital to shareholders,” concluded Mr. Fadel.
Consolidated Overview
Results for the third quarter of 2019 are Non-GAAP excluding special items and compared to the third quarter of last year unless otherwise noted.
On a consolidated basis, total revenues of $649.4 million increased 0.7 percent driven by a consolidated same store sales increase of 4.5 percent offset by refranchising over 100 locations in the past twelve months and the closures of certain Core U.S. stores. Excluding effects on revenues resulting from the refranchising efforts, revenues increased 2.7 percent. Net earnings and diluted earnings per share, on a GAAP basis, were $31.3 million and $0.56 compared to net earnings and diluted earnings per share of $12.9 million and $0.24 in the third quarter of 2018.
Special items in the third quarter of $(5.0) million were primarily driven by a tax benefit related to the reversal of previously recorded reserves for uncertain tax positions, partially offset by debt refinancing charges, closure of certain Core U.S. stores and transaction costs associated with the acquisition of Merchants Preferred.
The Company’s Non-GAAP diluted earnings per share were $0.47 compared to $0.32 in the third quarter of 2018, an increase of 48.7 percent. The Company generated $41.7 million in operating profit in the third quarter compared to $32.4 million in the third quarter of 2018, an increase of 28.9 percent. Adjusted EBITDA in the third quarter was $56.6 million compared to $49.3 million in the third quarter of 2018, an increase of 14.8 percent.
For the nine months ended September 30, 2019, the Company generated $228.1 million of cash from operations. The Company ended the third quarter with $73.7 million of cash and cash equivalents compared to $111.0 million as of the end of the third quarter of 2018. At the end of the third quarter outstanding indebtedness was $260 million, down $20 million from the close of the refinancing completed on August 5, 2019. The Company's net debt to adjusted EBITDA ratio ended the third quarter at 0.8 times compared to 3.4 times as of the end of the third quarter of 2018.
The Rent-A-Center Board of Directors declared a cash dividend of $0.25 per share in the third quarter which was subsequently paid out on October 9, 2019.
Segment Operating Performance
CORE U.S. third quarter revenues of $436.5 million decreased 3.3 percent driven by the refranchising of over 100 locations in the past 12 months and rationalization of the Core U.S. store base partially offset by a same store sales increase of 3.7 percent. Excluding effects on revenues resulting from the refranchising efforts, revenues increased 1.1 percent. As a percent of revenue, skip/stolen losses were 4.1 percent, 60 basis points higher versus the prior year. Operating profit was $54.2 million, which increased 240 basis points versus the prior year, was driven by lower labor and other store expenses as a result of lower store count and our cost savings initiatives. Adjusted EBITDA was $59.3 million, as a percent of total revenue increased 220 basis points versus the prior year.
ACCEPTANCE NOW third quarter revenues of $184.5 million increased 6.4 percent driven by the acquisition of Merchants Preferred and a same store sales increase of 6.2 percent. As a percent of revenue, skip/stolen losses were 8.9 percent, 60 basis points higher versus the prior year. Operating profit was $21.9 million, as a percent of total revenue decreased 350 basis points versus the prior year, driven by lower gross profit and higher skip/stolen losses. Adjusted EBITDA was $22.3 million, as a percent of revenue decreased 350 basis points versus the prior year.
MEXICO third quarter revenues increased 6.9 percent on a constant currency basis. Operating profit was $1.2 million, as a percent of total revenue increased 190 basis points versus the prior year.
FRANCHISING third quarter revenues of $15.0 million increased due to higher store count with over 100 locations refranchised in the past 12 months and higher inventory purchases by our franchisees. Operating profit was $1.1 million, as a percent of total revenue increased 50 basis points versus the prior year.
CORPORATE third quarter expense decreased $4.2 million compared to the prior year primarily due to the realization of our cost savings initiatives.
SAME STORE SALES
(Unaudited)

Table 1
Period	Core U.S.	Acceptance Now (2)	Mexico	Total
Three Months Ended September 30, 2019 (1)	3.7%	6.2%	8.1%	4.5%
Three Months Ended June 30, 2019 (1)	5.6%	6.0%	10.2%	5.8%
Three Months Ended September 30, 2018 (1)	5.2%	6.7%	12.8%	5.7%
Note: Same store sale methodology - Same store sales generally represents revenue earned in stores that were operated by us for 13 months or more and are reported on a constant currency basis. The Company excludes from the same store sales base any store that receives a certain level of customer accounts from closed stores or acquisitions. The receiving store will be eligible for inclusion in the same store sales base in the 24th full month following account transfer.
(1) Given the severity of the 2017 hurricanes, the Company instituted a change to the same store sales store selection starting in the month of September 2017, excluding geographically impacted regions for 18 months.
(2) Acceptance Now segment does not include Merchants Preferred locations acquired in August 2019.
Sale/Partial Leaseback of Corporate Headquarters
The Company recently completed a competitive bidding process and reached an agreement in principle to sell its corporate headquarters. Due to the Company's successful restructuring efforts over the past two years, a significant portion of the building was not being utilized, presenting the Company with an opportunity to realize material value by selling the building and leasing back a smaller footprint. Net proceeds from the sale are expected to be approximately $35 million, after taxes and fees, and will be utilized to advance the Company's stated capital allocation priorities of funding growth initiatives in the retail partner business and returning capital to shareholders. The transaction is expected to close in late 2019 or early 2020 and therefore has not been reflected in current fiscal 2019 guidance.

2019 Guidance (1)
The Company is providing the following narrowed guidance for its 2019 fiscal year, reflecting the ongoing execution of our strategic plan.

•	Consolidated revenues of $2.635 billion to $2.670 billion

◦	Core U.S. revenues of $1.800 billion to $1.820 billion

◦	Acceptance NOW revenues of $735 million to $750 million

•	Consolidated Same Store Sales increases in the mid-single digits

•	Adjusted EBITDA of $245 million to $260 million

•	Non-GAAP diluted earnings per share of $2.10 to $2.35

•	Free cash flow of $205 million to $220 million (2)

•	Net debt of $200 million to $185 million

•	Net debt to adjusted EBITDA ratio of 0.80x to 0.70x (3)
(1) Guidance does not include the impact of new franchising transactions beyond the transaction completed in October 2019 or other asset sales.
(2) Free cash flow defined as net cash provided by operating activities less purchase of property assets (reference table 3). Free cash flow range includes approximately $80 million in pre-tax proceeds, or approximately $60 million in after-tax proceeds, relating to the merger termination settlement.
(3) Net debt to adjusted EBITDA ratio defined as outstanding debt less cash divided by trailing twelve months adjusted EBITDA.
Non-GAAP Reconciliation
To supplement the Company's financial results presented on a GAAP basis, Rent-A-Center uses the non-GAAP measures ("special items”) indicated in Table 2 below, which primarily excludes financial impacts in the third quarter of 2019 related to debt refinancing charges, store closures, incremental legal and advisory fees, and cost savings initiatives and discrete income tax items, including the reversal of a previously recorded reserve for uncertain tax positions. Gains or charges related to store closures will generally recur with the occurrence of these events in the future. The presentation of these financial measures is not in accordance with, or an alternative for, accounting principles generally accepted in the United States and should be read in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP. Rent-A-Center management believes that excluding special items from the GAAP financial results provides investors a clearer perspective of the Company's ongoing operating performance and a more relevant comparison to prior period results. This press release also refers to the non-GAAP measures adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) and Free Cash Flow (net cash provided by operating activities less purchase of property assets). Reconciliation of adjusted EBITDA and Free Cash Flow to the most comparable GAAP measures are provided in Tables 3 and 4, below.
The Company believes that presentation of adjusted EBITDA is useful to investors as, among other things, this information impacts certain financial covenants under the Company's credit agreements. The Company believes that presentation of Free Cash Flow provides investors with meaningful additional information regarding the Company's liquidity. While management believes these non-GAAP financial measures are useful in evaluating the Company, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Further, these non-GAAP financial measures may differ from similar measures presented by other companies.

Reconciliation of net earnings to net earnings excluding special items:

Table 2	Three Months Ended September 30,
	2019		2018
(in thousands, except per share data)	Amount	Per Share	Amount	Per Share
Net earnings	$31,277	$0.56	$12,918	$0.24
Special items, net of taxes:
Other charges (1)	1,939	0.03	4,762	0.09
Debt refinancing charges	1,470	0.03	—	—
Discrete income tax items(2)	(8,385)	(0.15)	(357)	(0.01)
Net earnings excluding special items	$26,301	$0.47	$17,323	$0.32
(1) Other charges for the three months ended September 30, 2019 primarily includes financial impacts, net of tax, related to store closures, incremental legal and advisory fees related to the Merchants Preferred acquisition, and cost savings initiatives. Other charges for the three months ended September 30, 2018 primarily includes financial impacts, net of tax, related to incremental legal and advisory fees for the Vintage merger, store closures, cost savings initiatives, including reductions in overhead and supply chain, and hurricane damage. Charges related to store closures are primarily comprised of losses on leased merchandise, lease impairments, employee severance, asset disposals, and miscellaneous costs incurred as a result of the closures.
(2) Includes the reversal of previously recorded reserves for uncertain tax positions due to the lapse of the statute of limitations for certain years in certain jurisdictions.

Reconciliation of net cash provided by operations to free cash flow:

Table 3	Nine Months Ended September 30,
(In thousands)	2019	2018
Net cash provided by operating activities	$228,129	$183,855
Purchase of property assets	(12,010)	(22,491)
Hurricane insurance recovery proceeds	995	—
Free cash flow	$217,114	$161,364

Proceeds from sale of stores	$16,922	$16,474
Acquisitions of businesses	(28,722)	(2,049)
Free cash flow including acquisitions and divestitures	$205,314	$175,789
Webcast Information
Rent-A-Center, Inc. will host a conference call to discuss the third quarter results, guidance and other operational matters on Thursday morning, November 7, 2019, at 8:30 a.m. ET. For a live webcast of the call, visit https://
investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website. Residents of the United States and Canada can listen to the call by dialing (800) 399-0012. International participants can access the call by dialing (404) 665-9632.
About Rent-A-Center, Inc.
A lease-to-own industry leader, Plano, Texas-based, Rent-A-Center, Inc., is focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable products such as consumer electronics, appliances, computers, furniture and accessories, under flexible lease purchase agreements with no long-term obligation. The Company owns and operates approximately 2,100 stores in the United States, Mexico, and Puerto Rico, approximately 1,100 Acceptance Now kiosk locations in the United States and Puerto Rico, and Merchants Preferred, a virtual lease-to-own provider in the United States. Rent-A-Center Franchising International, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 340 lease-to-own stores operating under the trade names of "Rent-A-Center", "ColorTyme", and "RimTyme". For additional information about the Company, please visit our website at www.rentacenter.com.

Forward Looking Statements
This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "predict," "continue," "should," "anticipate," "believe," or “confident,” or the negative thereof or variations thereon or similar terminology. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, there can be no assurance that such expectations will occur. The Company's actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the general strength of the economy and other economic conditions affecting consumer preferences and spending; factors affecting the disposable income available to the Company's current and potential customers; changes in the unemployment rate; difficulties encountered in improving the financial and operational performance of the Company's business segments, including its ability to execute its franchise strategy; risks associated with pricing changes and strategies being deployed in the Company's businesses; the Company's ability to continue to realize benefits from its initiatives regarding cost-savings and other EBITDA enhancements, efficiencies and working capital improvements; the Company's ability to continue to effectively operate and execute its strategic initiatives; failure to manage the Company's store labor and other store expenses; disruptions caused by the operation of the Company's store information management system; the Company's ability to realize the strategic benefits from the acquisition of substantially all the assets and assumption of certain liabilities of C/C Financial Corp., a Delaware Corporation d/b/a Merchants Preferred ("Merchants Preferred" and the acquisition thereof, the "Merchants Preferred Acquisition"), including achieving expected growth rates, synergies and operating efficiencies from the acquisition; the Company's ability to successfully integrate Merchants Preferred's operations which may be more difficult, time-consuming or costly than expected; operating costs, loss of retail partners and business disruption arising from the Merchants Preferred Acquisition; the ability to retain certain key employees at Merchants Preferred; risks related to Merchants Preferred's virtual lease-to-own business; the Company's transition to more-readily scalable, “cloud-based” solutions; the Company's ability to develop and successfully implement digital or E-commerce capabilities, including mobile applications; disruptions in the Company's supply chain; limitations of, or disruptions in, the Company's distribution network; rapid inflation or deflation in the prices of the Company's products; the Company's ability to execute and the effectiveness of a store consolidation, including the Company's ability to retain the revenue from customer accounts merged into another store location as a result of a store consolidation; the Company's available cash flow and its ability to generate sufficient cash flow to pay dividends; the Company's ability to identify and successfully market products and services that appeal to its customer demographic; consumer preferences and perceptions of the Company's brand; the Company's ability to retain the revenue associated with acquired customer accounts and enhance the performance of acquired stores; the Company's ability to enter into new and collect on its lease purchase agreements; the passage of legislation adversely affecting the Lease-to-Own industry; the Company's compliance with applicable statutes or regulations governing its transactions; changes in interest rates; capital market conditions, including availability of funding sources for the Company; changes in the Company's credit ratings; changes in tariff policies; adverse changes in the economic conditions of the industries, countries or markets that the Company serves; information technology and data security costs; the impact of any breaches in data security or other disturbances to the Company's information technology and other networks and the Company's ability to protect the integrity and security of individually identifiable data of its customers and employees; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company's effective tax rate; fluctuations in foreign currency exchange rates; the Company's ability to maintain an effective system of internal controls; litigation or administrative proceedings to which the Company is or may be a party to from time to time; and the other risks detailed from time to time in the Company's SEC reports, including but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2018, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, and June 30, 2019. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Investors:
Rent-A-Center, Inc.
Maureen Short
EVP, Chief Financial Officer
972-801-1899
maureen.short@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries
STATEMENT OF EARNINGS HIGHLIGHTS - UNAUDITED

Table 4	Three Months Ended September 30,
	2019		2019	2018		2018
	Before		After	Before		After
	Special Items		Special Items	Special Items		Special Items
	(Non-GAAP		(GAAP	(Non-GAAP		(GAAP
(In thousands, except per share data)	Earnings)		Earnings)	Earnings)		Earnings)
Total revenues	$649,371		$649,371	$644,942		$644,942
Operating profit	41,706	(1)	38,847	32,353	(3)	25,632
Net earnings	26,301	(1)(2)	31,277	17,323	(3)(4)	12,918
Diluted earnings per common share	$0.47	(1)(2)	$0.56	$0.32	(3)(4)	$0.24
Adjusted EBITDA	$56,600		$56,600	$49,299		$49,299
Reconciliation to Adjusted EBITDA:
Earnings before income taxes	$35,058	(1)	$30,031	$22,202	(3)	$15,481
Add back:
Other charges	—		2,859	—		6,721
Debt refinancing charges	—		2,168	—		—
Interest expense, net	6,648		6,648	10,151		10,151
Depreciation, amortization and impairment of intangibles	14,894		14,894	16,946		16,946
Adjusted EBITDA	$56,600		$56,600	$49,299		$49,299
(1) Excludes the effects of approximately $2.9 million of pre-tax charges including $1.9 million related to store closure costs, $0.7 million in transaction fees for the Merchants Preferred acquisition, and $0.3 million related to cost savings initiatives. These charges increased net earnings and net earnings per diluted share for the three months ended September 30, 2019, by approximately $1.9 million and $0.03, respectively.
(2) Excludes the effects of $(8.4) million of discrete income tax adjustments and $2.2 million of pre-tax debt refinancing charges that decreased net earnings per diluted share for the three months ended September 30, 2019, by approximately $6.9 million and $0.12, respectively.
(3) Excludes the effects of approximately $6.7 million of pre-tax charges including $3.8 million in incremental legal and advisory fees for the Vintage merger, $1.9 million related to store closure costs, $0.9 million related to cost savings initiatives, and $0.1 million in hurricane damage. These charges increased net earnings and net earnings per diluted share for the three months ended September 30, 2018, by approximately $4.8 million and $0.09, respectively.
(4) Excludes the effects of $0.4 million of discrete income tax adjustments.

SELECTED BALANCE SHEET HIGHLIGHTS - UNAUDITED

Table 5	September 30,
(In thousands)	2019	2018
Cash and cash equivalents	$73,682	$111,008
Receivables, net	70,762	65,197
Prepaid expenses and other assets	39,120	67,148
Leased merchandise, net
On lease	633,740	634,918
Held for lease	109,931	141,379
Operating lease right-of-use assets	268,101	—
Goodwill	71,749	56,845
Total assets	1,497,932	1,352,093

Operating lease liabilities	$272,515	$—
Senior debt, net	251,001	—
Senior notes, net	—	539,719
Total liabilities	1,066,192	1,068,347
Stockholders' equity	431,740	283,746

Rent-A-Center, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED

Table 6	Three Months Ended September 30,
(In thousands, except per share data)	2019		2018
Revenues
Store
Rentals and fees	$550,795		$552,580
Merchandise sales	65,552		67,141
Installment sales	16,952		15,681
Other	1,054		2,140
Total store revenues	634,353		637,542
Franchise
Merchandise sales	11,178		4,135
Royalty income and fees	3,840		3,265
Total revenues	649,371		644,942
Cost of revenues
Store
Cost of rentals and fees	161,971		153,716
Cost of merchandise sold	70,575		74,340
Cost of installment sales	5,527		5,244
Total cost of store revenues	238,073		233,300
Franchise cost of merchandise sold	11,302		3,902
Total cost of revenues	249,375		237,202
Gross profit	399,996		407,740
Operating expenses
Store expenses
Labor	158,666		168,297
Other store expenses	150,366		149,326
General and administrative expenses	34,364		40,818
Depreciation and amortization	14,894		16,946
Other charges	2,859	(1)	6,721	(3)
Total operating expenses	361,149		382,108
Operating profit	38,847		25,632
Debt refinancing charges	2,168		—
Interest expense	6,733		10,496
Interest income	(85)		(345)
Earnings before income taxes	30,031		15,481
Income tax (benefit) expense	(1,246)	(2)	2,563	(4)
Net earnings	$31,277		$12,918
Basic weighted average shares	54,487		53,508
Basic earnings per common share	$0.57		$0.24
Diluted weighted average shares	56,058		54,912
Diluted earnings per common share	$0.56		$0.24
(1) Includes pre-tax charges of approximately $1.9 million related to store closure costs, $0.7 million in transaction fees for the Merchants Preferred acquisition, and $0.3 million related to cost savings initiatives.
(2) Includes $8.4 million of discrete income tax adjustments.
(3) Includes pre-tax charges of $3.8 million in incremental legal and advisory fees for the Vintage merger, $1.9 million related to store closure costs, $0.9 million related to cost savings initiatives, and $0.1 million in hurricane damage.
(4) Includes $0.4 million of discrete income tax adjustments.

Rent-A-Center, Inc. and Subsidiaries

SEGMENT INFORMATION HIGHLIGHTS - UNAUDITED

Table 7	Three Months Ended September 30,
(In thousands)	2019	2018
Revenues
Core U.S.	$436,497	$451,320
Acceptance Now	184,486	173,438
Mexico	13,370	12,784
Franchising	15,018	7,400
Total revenues	$649,371	$644,942

Table 8	Three Months Ended September 30,
(In thousands)	2019	2018
Gross profit
Core U.S.	$306,881	$313,771
Acceptance Now	80,113	81,586
Mexico	9,286	8,885
Franchising	3,716	3,498
Total gross profit	$399,996	$407,740

Table 9	Three Months Ended September 30,
(In thousands)	2019		2018
Operating profit
Core U.S.	$52,175	(1)	$43,221	(4)
Acceptance Now	21,830	(2)	26,278	(5)
Mexico	1,213		922
Franchising	1,135		522
Total segments	76,353		70,943
Corporate	(37,506)	(3)	(45,311)	(6)
Total operating profit	$38,847		$25,632
(1) Includes approximately $2.1 million of pre-tax charges primarily related to $1.8 million for store closure costs and $0.3 million related to cost savings initiatives.
(2) Includes approximately $0.1 million of pre-tax charges primarily related to store closure costs.
(3) Includes approximately $0.7 million of pre-tax charges primarily related to $0.7 million in transaction fees for the Merchants Preferred acquisition.
(4) Includes approximately $2.0 million of pre-tax charges primarily related to $1.9 million for store closure costs and $0.1 million in hurricane damage.
(5) Includes approximately $0.4 million of pre-tax charges primarily related to cost savings initiatives.
(6) Includes approximately $4.3 million of pre-tax charges primarily related to $3.8 million in incremental legal and advisory fees for the Vintage merger, and $0.5 million related to cost savings initiatives.

Table 10	Three Months Ended September 30,
(In thousands)	2019	2018
Depreciation and amortization
Core U.S.	$5,037	$6,216
Acceptance Now	379	421
Mexico	82	222
Franchising	3	45
Total segments	5,501	6,904
Corporate	9,393	10,042
Total depreciation and amortization	$14,894	$16,946

Table 11	Three Months Ended September 30,
(In thousands)	2019	2018
Capital expenditures
Core U.S.	$4,129	$3,586
Acceptance Now	24	76
Mexico	35	113
Total segments	4,188	3,775
Corporate	2,734	3,021
Total capital expenditures	$6,922	$6,796

Table 12	On Lease at September 30,		Held for Lease at September 30,
(In thousands)	2019	2018	2019	2018
Lease merchandise, net
Core U.S.	$377,101	$378,221	$104,341	$134,759
Acceptance Now	241,591	241,044	1,151	1,290
Mexico	15,048	15,653	4,439	5,330
Total lease merchandise, net	$633,740	$634,918	$109,931	$141,379

Table 13	September 30,
(In thousands)	2019	2018
Assets
Core U.S.	$887,795	$709,074
Acceptance Now(1)	330,727	306,553
Mexico	30,616	30,747
Franchising	8,412	3,899
Total segments	1,257,550	1,050,273
Corporate	240,382	301,820
Total assets	$1,497,932	$1,352,093
(1) Includes $14.9 million of goodwill recorded in the third quarter of 2019 related to the acquisition of Merchants Preferred.

Rent-A-Center, Inc. and Subsidiaries

LOCATION ACTIVITY - UNAUDITED

Table 14	Three Months Ended September 30, 2019
	Core U.S.	Acceptance Now Staffed	Acceptance Now Virtual (1)	Mexico	Franchising	Total
Locations at beginning of period	2,035	1,031	112	122	334	3,634
New location openings	—	14	2	—	1	17
Conversions and refranchising	(7)	(19)	19	—	7	—
Closed locations
Merged with existing locations	(17)	(17)	(5)	—	—	(39)
Sold or closed with no surviving location	—	—	—	—	(3)	(3)
Locations at end of period	2,011	1,009	128	122	339	3,609
(1) Does not include Merchants Preferred locations acquired in August 2019 or newly opened in the third quarter of 2019.

Table 15	Three Months Ended September 30, 2018
	Core U.S.	Acceptance Now Staffed	Acceptance Now Virtual	Mexico	Franchising	Total
Locations at beginning of period	2,233	1,124	119	123	248	3,847
New location openings	—	19	1	—	—	20
Conversions and refranchising	(1)	—	—	—	1	—
Closed locations
Merged with existing locations	(23)	(36)	(1)	—	—	(60)
Sold or closed with no surviving location	(4)	—	—	(1)	(4)	(9)
Locations at end of period	2,205	1,107	119	122	245	3,798